Exhibit 99.1

Inhibrx Reports Second Quarter 2023 Financial Results
and Recent Corporate Highlights

San Diego, CA, August 7, 2023 – Inhibrx, Inc. (Nasdaq: INBX), or Inhibrx, or the Company, a biopharmaceutical company with four programs in ongoing clinical trials and a strong emerging pipeline, today reported financial results for the second quarter of 2023 and provided an update on recent corporate highlights.
Recent Corporate Highlights
•On May 30, 2023, Inhibrx announced that the U.S. Food and Drug Administration granted Fast Track designation to INBRX-101, an optimized recombinant human AAT-Fc fusion protein, for the treatment of patients with emphysema due to alpha-1 antitrypsin deficiency, or AATD.
•On July 24, 2023, Inhibrx received written scientific advice from the European Medicines Agency, or EMA, which confirmed CT lung densitometry as the established primary regulatory endpoint to support a marketing authorization application in the European Union for the treatment of emphysema secondary to AATD. Inhibrx’s delivery of the EMA scientific advice to Chiesi Farmaceutici S.p.A, or Chiesi, triggered Chiesi’s 60-day option period window to obtain an exclusive license to develop and commercialize INBRX-101 outside of the United States and Canada.
Financial Results
•Cash and Cash Equivalents. As of June 30, 2023, Inhibrx had cash and cash equivalents of $192.5 million, compared to $273.9 million as of December 31, 2022. The increase in cash outflow during the second quarter of 2023 was a result of the timing of payments made to the Company’s contract development and manufacturing organizations, or CDMOs, related to development and manufacturing costs supporting our clinical and preclinical candidates. Additionally, there was an increase in cash outflow during the period upon the initiation of the INBRX-101 registration-enabling trial to the Company’s contract research organization, or CRO, partner, as well as the timing of payments associated with the progression of its INBRX-109 Phase 1 combination cohorts and registration-enabling Phase 2 trial for the treatment of unresectable or metastatic conventional chondrosarcoma.
•R&D Expense. Research and development expenses were $34.1 million during the second quarter of 2023, compared to $29.9 million during the second quarter of 2022. During the second quarter of 2023, Inhibrx’s clinical trial expenses increased, primarily related to the initiation of the registration-enabling Phase 2 trial for INBRX-101 for the treatment of emphysema due to AATD, as well as the progression of our INBRX-109 registration-enabling Phase 2 trial for the treatment of unresectable or metastatic conventional chondrosarcoma. Personnel-related costs also increased during both periods, partially attributable to an increase in headcount as the Company continues to expand its clinical operations teams, as well as the issuance of additional stock options and the expansion of our bonus eligibility pool in the current year. These increases were offset in part by decreased CMC expenses incurred at our CDMO and CRO partners supporting our clinical and preclinical therapeutic candidates due to the nature of the development and manufacturing activities performed, which reflect the stage-specific needs of our programs during each period.
•G&A Expense. General and administrative expenses were $7.3 million during the second quarter of 2023, compared to $5.4 million during the second quarter of 2022. This overall increase was primarily driven by an increase in additional personnel-related costs in part due to the expansion of the Company’s commercial strategy and medical affairs team as well as the issuance of additional stock options and the expansion of our bonus eligibility pool in the current year. In addition, market research and other scientific publication expenses were incurred related to its continued pre-commercialization efforts for INBRX-101 and INBRX-109.
•Net Loss. Net loss was $47.1 million during the second quarter of 2023, or $1.08 per share, compared to $37.7 million during the second quarter of 2022, or $0.97 per share.
About Inhibrx, Inc.
Inhibrx is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx has collaborations with 2seventy bio, Inc. (formerly bluebird bio, Inc.), Bristol-Myers Squibb Company and Chiesi. For more information, please visit www.inhibrx.com.

Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s and its investigators’ judgments and beliefs regarding the strength of Inhibrx’s pipeline and the observed safety and efficacy to date of its therapeutic candidates; whether a trial is registration-enabling; future clinical development of Inhibrx’s therapeutic candidates, including any potential for approval or accelerated approval. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of preclinical data and initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
kelly@inhibrx.com
858-795-4260

Inhibrx, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2023	2022	2023	2022
Revenue:
License fee revenue	$30	$711	$47	$1,626
Grant revenue	—	—	—	14
Total revenue	30	711	47	1,640
Operating expenses:
Research and development	34,106	29,906	71,492	54,801
General and administrative	7,263	5,402	13,660	10,453
Total operating expenses	41,369	35,308	85,152	65,254
Loss from operations	(41,339)	(34,597)	(85,105)	(63,614)
Total other income (expense)	(5,708)	(3,131)	(10,858)	(5,368)
Provision for income taxes	5	4	5	4
Net loss	$(47,052)	$(37,732)	$(95,968)	$(68,986)
Net loss per share, basic and diluted	$(1.08)	$(0.97)	$(2.20)	$(1.77)
Weighted-average shares of common stock outstanding, basic and diluted	43,642	39,040	43,609	39,029

Inhibrx, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	JUNE 30,	DECEMBER 31,
	2023	2022

Cash and cash equivalents	$192,492	$273,865
Other current assets	10,829	6,628
Non-current assets	9,849	10,382
Total assets	$213,170	$290,875

Debt, current and non-current	$204,482	$202,069
Other current liabilities	31,329	27,576
Other non-current liabilities	2,171	3,173
Total liabilities	237,982	232,818
Stockholders’ equity (deficit)	(24,812)	58,057
Total liabilities and stockholders’ equity (deficit)	$213,170	$290,875